UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 9, 2012

KENTUCKY FIRST FEDERAL BANCORP
(Exact Name of Registrant as Specified in Its Charter)

United States (State or other jurisdiction of incorporation or organization)	0-51176 (Commission File Number)	61-1484858 (IRS Employer Identification No.)

479 Main Street, Hazard, Kentucky  41702
(Address of principal executive offices) (Zip Code)

(502) 223-1638
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                      Other Events.

On April 9, 2012, Circuit Court Judge Thomas D. Wingate granted motions filed by Kentucky First Federal Bancorp (“Kentucky First”) and CKF Bancorp, Inc. (“CKF Bancorp”) to dismiss a consolidated shareholder class action lawsuit filed against CKF Bancorp, its Board of Directors, and Kentucky First in connection with their approval of the Agreement of Merger, dated November 3, 2011, by and among Kentucky First, CKF Bancorp and Central Kentucky Federal Savings Bank (the “Merger”).

Two separate class action lawsuits, captioned Cassidy, et. al. v. CKF Bancorp, Inc., et al., Civ. Act. No. 11-C1-587 and DeMartini, et al. v. CKF Bancorp, Inc., et al., Civ. Act. No. 11-C1-588, were each filed on December 7, 2011 in Boyle Circuit Court.  Both actions were brought on behalf of a putative class consisting of the plaintiff, each a CKF Bancorp shareholder, and CKF Bancorp’s common shareholders, and both complaints named CKF Bancorp, CKF Bancorp’s directors, and Kentucky First as defendants.  The lawsuits alleged that the director defendants  breached their fiduciary duties by approving the Merger agreement because the merger consideration is inadequate, the CKF Bancorp directors failed to conduct a thorough and proper sales process to maximize shareholder value and the transaction unfairly benefits the CKF Bancorp board to the disadvantage of the CKF Bancorp shareholders.   The lawsuits also alleged that Kentucky First aided and abetted the CKF Bancorp board’s alleged breach of fiduciary duties.  The complaints sought injunctive relief to prevent the consummation of the Merger.

In his decision on April 9, 2012, Judge Wingate held that the plaintiffs had failed to allege facts sufficient to rebut the presumption that the CKF Bancorp directors acted within their sound business judgment within the scope of the Delaware business judgment rule.  Judge Wingate also held that the plaintiffs’ claims were not ripe for adjudication as the proposed Merger has not yet gone to a vote of the shareholders, and that in seeking an injunction to prevent the Merger the plaintiffs failed to show that a legal remedy would be inadequate, as any alleged harm suffered can be addressed by plaintiff’s vote against the Merger and exercise of his or her appraisal rights, which grant the dissenting shareholder the statutory right of judicial appraisal to obtain a determination of fair value.  Accordingly, Judge Wingate granted the motions to dismiss the complaints with prejudice.  Plaintiffs have 30 days in which to file a notice of appeal.

About Kentucky First Federal Bancorp

Kentucky First Federal Bancorp is the parent company of First Federal Savings and Loan Association of Hazard, which operates one banking office in Hazard, Kentucky, and First Federal Savings Bank of Frankfort, which operates three banking offices in Frankfort, Kentucky.  Kentucky First Federal Bancorp shares are traded on the Nasdaq Global Market under the symbol KFFB.  At March 31, 2012, Kentucky First Federal Bancorp had approximately 7,735,703 shares outstanding, of which approximately 61.1% was held by First Federal MHC.

About CKF Bancorp, Inc.

CKF Bancorp, Inc. is the parent company of Central Kentucky Federal Savings Bank.  Central Kentucky Federal Savings Bank's main office is located at 340 W. Main Street, Danville, Kentucky.  Central Kentucky Federal Savings Bank also operates two full service branch offices, located in Danville and Lancaster, Kentucky.

Additional Information About the Merger and Where to Find It

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities of Kentucky First Federal Bancorp.  Kentucky First Federal Bancorp has filed a registration statement, which includes a proxy statement/prospectus to be mailed to shareholders of CKF Bancorp, Inc. in connection with the solicitation of their approval of the merger agreement and the merger, and other relevant documents filed with the SEC in connection with the merger.  Shareholders of CKF Bancorp, Inc. and other investors are urged to read these documents, when available, because they will contain important information about Kentucky First Federal Bancorp, CKF Bancorp, Inc., the merger and related matters.  Investors may obtain all documents filed with the SEC by Kentucky First Federal Bancorp free of charge at the SEC’s website, www.sec.gov.  In addition, all documents filed with the SEC by Kentucky First Federal Bancorp will be available free of charge from the Corporate Secretary of Kentucky First Federal Bancorp at 479 Main Street, Hazard, Kentucky 41702, telephone (502) 223-1638.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KENTUCKY FIRST FEDERAL BANCORP

Date: April 19, 2012	By:	/s/ Don D. Jennings
Don D. Jennings
President and Chief Operating Officer